SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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   /  /  Preliminary proxy statement.      /  / Confidential, for use of the
                                           Commission only (as permitted
                                           By Rule 14a-6(e)(2)).

   /  /  Definitive proxy statement.

   /  /  Definitive additional materials.

   /x/  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.


                               HMN FINANCIAL, INC.
                (Name of Registrant as Specified in Its Charter)

                        LASALLE FINANCIAL PARTNERS, L.P.
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

   Payment of filing fee (check the appropriate box):

   /x/  No fee required.

   /  /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
   0-11.

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   applies:
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   computed pursuant to Exchange Act 0-11.
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

             The filing of the attached material should in no way be deemed as an admission by LaSalle Financial Partners that such material constitutes solicitation material pursuant to Section 14 of the Securities Exchange Act of 1934.

             From City Business, February 27, 1998:

                           Proxy Fight on Main Street

             For six decades, HMN Financial, Inc. led a quiet existence. Although the savings and loan holding company's stock trades on the NASDAQ, HMN remained out of sight and out of mind, tucked away in the tiny southeastern Minnesota burg of Spring Valley.

             Now the quiet has been shattered and the very existence of HMN is in question. HMN is the holding company for Minnesota's largest thrift, $542.3 million-asset Home Federal Savings Bank.

             A Kalamazoo, Mich.-based group of investors-La Salle Financial Partners-is preparing for a proxy fight to get two handpicked candidates elected to HMN Financial's board of directors. If La Salle, which holds approximately 9.2 percent of HMN, gets its candidates elected, the partnership plans to push for radical changes in the company's financial results, partner Rick Nelson said.

             "It'd be very difficult," he said. "I think the only way would be with a whole new philosophy, new business plan and maybe new management."

             HMN has been interviewing potential presidents, according to a Twin Cities banking source.

             But if HMN's performance fails to improve quickly, then La Salle wants HMN merged with a stronger institution.

             HMN Financial prefers independence, and chairman, president and CEO Roger Weise has no plans to make the changes demanded by La Salle. Weise also has little to say about La Salle, other than to characterize the company as more interested in getting involved than most investors.

             "You'd consider them active," Weise said, "as opposed to passive."

             La Salle makes no bones about its aggressive investment style.

             "Our investments we make with the idea that either the companies will improve and improve their performance, thereby improving their share price or, the alternative, probably merge," said Nelson, who, together with his wife Florence and Michigan based partner Peter Kross, has invested $8.5 million in HMN over the past year. "We try to take large positions in a small amount of companies and try to talk with and work with management."

             That approach hasn't worked with HMN Financial.

             La Salle met with the thrift's management this past fall and told Weise and his colleagues that they wanted a more diverse board of directors and suggested that the company add Nelson to the group. "We feel that the makeup of their board and the size of their board is a little bit unusual."

             HMN has a six-member board that includes two active insiders
   Weise and executive vice president and chief financial officer James
   Gardner   and one retired insider.  Board member Irma Rathbun served as a vice president of Home Federal until her retirement in 1988.

             "It's not a very diversified, independent board," Nelson said.

             HMN balked at the idea of putting Nelson, who said he has served as a director of three thrifts and spent 20 years in the business himself, on its board.

             "Their response was that they changed their bylaws to require board members to live in a county in which they have an office," Nelson said.

             Rather than challenge that change   Nelson said La Salle had a
   strong legal case   the partners found two prospective board members who
   fit HMN's new requirements. On January 30, La Salle notified HMN that it planned to nominate two board candidates.

             "We've done that type of thing in the past." Nelson said.

             HMN has, however, tried to change the makeup of the board.

             In early 1997, HMN added Duane Benson, a former state senator and executive director of the Minnesota Business Partnership.

             "I think that their board maybe had a little bit different flavor in the past." Benson said. That, however, has changed. "It's more outreach, more variety, more different backgrounds than they historically have had."

             La Salle's candidates are Thomas Burton, president of Rochester-based Management Services Co., and Howard Stewart, president of Rochester Technical Services Inc. Both men served as directors of Rochester Savings and Loan and its successor Reliance Savings and Loan, as well as that thrift's successor, United Savings and Loan.

             Stewart also serves on the board of Rochester-based Kahler Hotel Corp. and spent eight years as an Olmstead County commissioner.

             Burton has served as president, CEO and a director of Waters Instruments Inc. of Rochester, and has served two terms on the Minnesota Public Utilities Commission.

             Given the reluctance of HMN's leadership to accept La Salle's proposals, Nelson expects a proxy fight.

             "That's our last alternative, our last choice," he said. "We're probably not going to have any choice."

             Approximately 900 shareholders hold stakes in HMN.  The biggest
   single piece   15.7 percent   is owned by an HMN employee stock ownership
   plan, but unlike many micro cap thrifts, HMN's stock is not concentrated with a handful of local owners. Milwaukee-based Heartland Advisors Inc. also holds a big stake of almost 7 percent.

             Though Nelson said La Salle is willing to work with HMN, the partners have plenty of experience working with reluctant organizations as well.

             "We've invested in companies that have felt the same way," he said. "Our response is, "Well, we believe your shareholders have a right to elect whomever they feel should be on the board."

             The notice of a proxy fight or any other unpleasant aspect of being a publicly traded company is new to HMN.

             Founded in 1934 as Home Federal Savings Bank, the company spent the next 60 years as mutual savings bank. In other words, the depositors owned the company. In February 1994, Home Federal converted from a mutual company to a stock company. A little over four months later, HMN Financial went public on June 29, 1994.

             Though Weise said HMN wanted to raise capital for expansion, many small savings and loans have gone public over the years, including six in Minnesota, for a far different reason; liquidity for the
   principals.  HMN is by far the largest of the group.  The other   Wells-
   based Wells Financial Corp., Redwood Falls-based Redwood Financial Inc., Little Falls based Mississippi View Holding Co., Benidji-based First
   Federal Bancorp., and Hutchinson-based FSF Financial Corp.   each have
   less than $200 million in assets.

             Because mutual organizations have no stock, the principals of such organizations don't build their net worth in the way their colleagues at stock companies do, said Ben Crabtree, a banking analyst with Minneapolis-based Dain Rauscher Inc. "Now all of a sudden, you have options."

             But publicly traded financial institutions also have responsibilities to their shareholders. That's the source of friction between HMN and La Salle.

             As a mutual savings bank, Home Federal's primary responsibility was to the communities it served. As a public company, Nelson said, it also has a responsibility to provide a good return to its shareholders.

             "The shareholders own the company now . . . when they converted to a public company, they really sold the company at that time," he said. "They tend to try to run the company in the same way they did as a mutual."

             In a word, that style is conservative.

             HMN offers deposits, certificates of deposits, individual retirement accounts and retail loans, but it concentrates on the traditional savings and loan strength: mortgage lending. As a September 30, residential real estate loans accounted for $331.8 million of Home Federal's $354 million loan portfolio, according to the FDIC.

             That is a low-margin business, but unlike many savings and loans, whey have expanded into commercial lending and related lines of business banking, HMN is happy to stand by tradition.

             "We think we've still stayed conservative to a certain extent," Weise said. "We're a pretty traditional thrift right now."

             In some respects, the company is far behind most modern financial institutions. It doesn't have automatic teller machines (ATMs) at all of its branches, although Weise said the company is adding the devices to its whole system as a convenience to customers, not as a source of fee revenue.

             That traditional approach irks La Salle Financial Partners.

             "They seem to be very typical in their lines of business," Nelson said. "They do a lot of mortgage lending. The margins are very thin."

             Though Nelson wants to see HMN, like many other thrifts, attempt to look and act more like a bank, he admits that the competition is tough and the prospects of success slim.

             "It is very difficult to turn around a thrift." Nelson said. "For one thing, it depends on your competition."

             For another, turning a thrift into a successful commercial bank, or at least a thrift that operates like one, can lead to problems. "They start stretching to get into lines of business that they're not good at." Nelson said. "That happened to many of the thrifts 10 years ago."

             Though HMN didn't follow suit, it lacks experience in commercial lending and the like.

             La Salle discovered HMN while scouring the stock markets for undervalued financial companies. HMN fit the bill.

             "It was below typical market values," Nelson said, "mainly because its performance was also below."

             Home Federal's return on equity, which is considered an important measure of success for banks and thrifts, was 7.67 percent through the middle of the bank's fiscal year, September 30, according to information filed with the Federal Deposit Insurance Corp. Though that
   figure has improved   from 4.87 percent through September 30, 1996
   Nelson would prefer an ROE in the 15 percent range.

             Through September 30, 1997, all banks and thrifts in Minnesota had an average ROE of 15.95 percent. By comparison, all Minnesota thrifts had an average ROE of 8.98 percent.

             Home Federal is, however, profitable. The company had earnings through September 30 of $3.4 million.

             Home Federal also fares poorly when compared on the basis of return on average assets, another key performance measure for financial institutions. Through September 30, 1997, Home Federal had an ROA of 0.86
   percent.  Though about average for Minnesota thrifts   0.89 percent   that
   ROA is low compared to all Minnesota institutions, which had an ROA of
   1.38 percent.

             Compared to financial institutions with more than $500 million
   in assets   Home Federal is one of just a handful with at least a half
   billion in assets   Home Federal is one of just a handful with at least a
   half billion in assets   Home Federal comes up short as well.  The rest of
   Minnesota's biggest banks and thrifts had an average ROA of 1.43 percent and an average ROE of 18.6 percent.

             HMN, Nelson said, has no plan that offers the chance for greater success.

             "In fact, the HMN CEO told me the other day that they aren't going to be able to achieve anywhere near that 15 percent return on equity" any time soon. Nelson said "There's no plan to do anything different."

             If HMN can't improve   or won't try to improve   La Salle's
   position is that the company owes it to shareholders to consider another alternative: selling or merging with a more profitable company.

             That, Nelson said, has fall on deaf ears.

             "So far, all we get is, "We're going to stay independent and we don't care."

             Weise, in stark contrast to Nelson, is satisfied with HMN's performance.

             "I think we've been doing OK," he said. "I don't know that anybody ever reaches a point where they don't strive to do better."

             HMN has taken steps toward improvement. In December, the company acquired an Iowa-based thrift holding company, Marshalltown Financial Corp., for $25.9 million in cash, which added two branches to the seven it operates in six southeastern Minnesota communities.

             HMN also has added a mortgage origination office in Eden Prairie that, given its short operating history, has performed well, Weise said.

             HMN also is growing, Benson noted.

             It's growing in the old ways that it used to and it's also growing in new ways with the Marshalltown facilities," he said. The company also is adding the services and products, such as securities, found in almost any other bank, although it is taking a slower approach.

             "Everybody is looking more and more like each other anymore," Benson said. "Our market is still the Albert Leas and Winonas and Spring Valleys of the world.

             "It doesn't mean that we're static on that market, but that our base is good customer service in those types of communities."

             Despite the recent ruckus raised by La Salle Financial, Benson said HMN is not changing in response to shareholder discontent. "I don't think that those decisions are being driven by some outside source," he said.

             Nelson, however, has not been impressed, particularly by what he called the "ill-advised" Marshalltown acquisition. That two-branch thrift had lower earnings than even HMN, he said.

             "Some shareholders bailed out at that time," he said. "Now you're putting two poor-performing companies together."

             Nelson would prefer to unite the under-achieving HMN with a good performer.

             Weise, however, considers Marshalltown a good fit for HMN, Marshalltown serves central Iowa communities with stable economies, growing industry and increasing employment opportunities, all of which HMN looks for in the geographic area served by acquisition targets.

             "Marshalltown is a community similar to some we are already in Minnesota," he said. "I think there's a lot of potential down in Marshalltown for us."

             Press release dated March 3, 1998:

           La Salle Financial Partners Announces Intention to Solicit

                 Shareholder Votes to Elect One Candidate to the
                        HMN Financial Board of Directors

             La Salle Financial Partners, Limited Partnership, owner of 403,600 shares, or 9.8% of the outstanding shares of HMN Financial, Inc. (Nasdaq: HMNF), announced today that the Partnership will file proxy materials with the Securities and Exchange Commission concerning the HMN Financial annual meeting scheduled for April 28, 1998. La Salle Financial Partners (together with Richard J. Nelson and Peter T. Kross, presidents of the general partners of La Salle Financial Partners), as well as Thomas
   A. Burton, intends to use those materials to solicit proxies to elect Thomas A. Burton as a director of HMN Financial.

             Thomas A. Burton is President of Management Services Company of Rochester, Minnesota, and has served as a director of Rochester Savings and Loan, its successor, Reliance Savings and Loan, and its successor United Savings and Loan. Mr. Burton also has served as president, chief executive officer, and a director of Waters Instruments, Inc. of Rochester, Minnesota, and was appointed by the Governor of the State of Minnesota to serve two terms as a Public Utilities Commissioner.

             Source:  La Salle Financial Partners, Limited

             Contact: Richard J. Nelson of La Salle Financial Partners, 616-344-4993

                    From The American Banker, March 6, 1998:

                         SALE-HUNGRY INVESTOR SEEKS SEAT
                           ON MINNESOTA THRIFT'S BOARD

   By Alan Kline

   A restless institutional investor is angling for more control of HMN Financial Inc., a $542 million-asset thrift company in Spring Valley, Minn.

   Frustrated by HMN's lackluster returns, LaSalle Financial Partners, a Kalamazoo, Michigan, investment firm, has nominated a candidate to the company's board of directors.

   A voice on the board, said LaSalle partner Richard Nelson, would assure the firm of a say in HMN's future, which may include sale to a competitor.

   "Based on what we see, we think the earnings picture is not good for the company," said Mr. Nelson, whose firm bought a 10% stake in HMN last April. "And our experience tells us that in most cases merging with a more profitable company is the best way" to improve earnings.

   But Roger Weise, president and chief executive of HMN, said the company is committed to remaining independent. Management is not supporting LaSalle's nominee, Thomas A. Burton, a former Minnesota public utilities commissioner.

   The annual meeting is scheduled for next month.

   HMN is the parent company of 64-year-old Home Federal Savings Bank.

   Given LaSalle's history, Mr. Weise said, he is not surprised that it would try to gain board representation. "When they buy into a bank, they try to influence the board," he said.

   LaSalle has acquired significant stakes in several banks, and forced their sale. It was the largest shareholder of Chicago's Standard Financial Inc., which was sold to Minneapolis-based TCF Financial Corp. last year for $424 million in cash.

   HMN's sluggish financial performance can be traced to overcapitalization, said Steven L. Covington, vice president of financial institutions research at Stiefel Nicolaus & Co. in St. Louis.

   The company's capital-to-asset ratio is 12.2%, way above the 9% average at the 29 midwestern thrifts tracked by the company. As a result, HMN's return on equity for the quarter ended December 31 was 6.09%, just over half the 11.5% average; and its return on assets was 0.84%, well below the 1.4% average.

   Still, Mr. Covington is optimistic that HMN will recover. Though Stiefel Nicolaus has downgraded its recommendation to "hold," Mr. Covington said HMN has "outstanding asset quality" and was able to deploy some excess capital with its recent $26 million acquisition of Iowa's Marshalltown Financial Corp.

   "I think they are moving in the right direction," Mr. Covington said. "LaSalle is just getting impatient."

   But Mr. Nelson questioned the wisdom of acquiring Marshalltown, which itself had been struggling. "We don't believe that two unprofitable companies put together make a better company," he said.

   LaSalle's nomination of Mr. Burton, announced this week, was not its first bid for an HMN directorship. Last fall Mr. Nelson asked the six-member board to add him as a seventh; it refused, and in addition amended the bylaws to exclude non-Minnesotans.

   Asked if he could co-exist with a LaSalle representative on the HMN board, Mr. Weise said, "Based on their past history, it would not seem possible."